EXHIBIT 99.1

Autoseis, Inc. Announces the Sale of a 20,000 Channel Recording System

CARROLLTON, Texas, Jan. 2, 2014 (GLOBE NEWSWIRE) -- Autoseis, Inc. (the "Company"), a wholly-owned subsidiary of Global Geophysical Services, Inc. ("Global") (NYSE:GGS), announced today it has entered into a cooperation agreement ("Agreement") with Seismic Equipment Solutions ("SES"), a leading provider of seismic equipment rental and leasing solutions, whereby SES has committed to acquire and market the Company's AutoSeis® high definition recorder ("HDR") systems to the seismic equipment rental and leasing market. SES will have limited exclusivity to market AutoSeis equipment for rental or lease for a specified period.

In connection with the signing of the Agreement, SES placed an order for an AutoSeis HDR nodal system comprised of 20,000 single-channel units and other related equipment. SES took delivery of this $9.5 million equipment order on Dec. 30, 2013. Separately, Global, the Company's parent, entered into a short-term rental agreement with SES to use the AutoSeis recording system purchased by SES.

Since their initial commercial deployment in 2011, AutoSeis HDR-1C units have been utilized worldwide on nearly 40 data acquisition programs. The units' simplicity eliminates the learning curve often associated with more complicated nodal systems and energy companies worldwide have increasingly adopted the system for their programs. AutoSeis HDR units have proven successful in diverse environments and terrains across the globe including desert, arctic, mountain range, heavily canopied forest, farmland and urban environments.

Industry norms for station counts for 3D seismic programs using nodal technology are typically in the range of 6,000 to 10,000 units. However, the technological advantages offered by AutoSeis HDR have routinely allowed for program deployments in excess of 20,000 units, with no established upper limit on scalability. A previously recorded 3D seismic survey in the Permian Basin utilized an unprecedented 26,000 HDR-1C units. The trend to higher receiver density and increased channel count nodal based programs is expected to continue as energy companies seek improvement in seismic data resolution.

As the only nodal recording system on the market today that records in a true 32-bit integer format, the Autoseis HDR-1C has been recognized for its innovation, reliability and HSE benefits. Autoseis was awarded the Hart's 2013 E&P Special Meritorious Award for Engineering Innovation for its HDR-1C nodal technology. Established in 1971, the Hart's Meritorious Award for Engineering Achievement honors the world's best new technologies and techniques for finding, drilling and producing oil and gas wells.

About Autoseis, Inc.

Autoseis, Inc. is a wholly owned subsidiary of Global Geophysical Services, Inc. Headquartered in Dallas, TX, Autoseis designs and manufactures instruments used by the oil and gas industry to acquire seismic data for the purpose of locating, characterizing and monitoring hydrocarbon reservoirs. More than 125,000 HDR-1C units have been deployed worldwide, delivering breakthrough results in terms of project duration and data quality with less environmental impact. To learn more about Autoseis visit www.autoseis.net.

About Global Geophysical Services, Inc.

Global Geophysical Services, headquartered in Houston, TX, provides an integrated suite of geoscience and engineering solutions to the global oil and gas industry including high-resolution, Reservoir GradeTM seismic data acquisition services, AutoSeis® autonomous nodal recording instrumentation, seismic data processing, microseismic monitoring, multi-client data products and interpretation services focused on unconventional consulting. To learn more about Global Geophysical products and services, visit www.GlobalGeophysical.com.

CONTACT: Sean M. Gore
         V.P. Corporate Development
         13927 South Gessner Road
         Missouri City, TX 77489
         ir@globalgeophysical.com
         Phone: (713) 808-1750
         Fax: (713) 972-1008
         www.globalgeophysical.com